Exhibit 5.1

Ernst & Young LLP 2200, 215 2nd St SW Calgary, AB T2P 1M4	Tel: +1 403 206 5000 Fax: +1 403 290 4265 ey.com/ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 2, 2022 with respect to the consolidated financial statements of Oncolytics Biotech Inc. (the “Company”) as at and for the years ended December 31, 2021 and 2020 and our report dated March 2, 2022 with respect to the effectiveness of internal control over financial reporting as at December 31, 2021 in the Registration Statement Form F-10 and related Prospectus of the Company for the registration of up to CAD $150,000,000 of Common Shares, Subscription Receipts, Warrants, and/or Units of the Company.

/s/Ernst & Young LLP
Calgary, Alberta	Chartered Professional Accountants
June 9, 2022